CRCC-TONGGUAN INVESTMENT (CANADA) CO., LTD.
25th Floor, 700 West Georgia Street
Vancouver, British Columbia
V7Y 1B3
CRCC-TONGGUAN INVESTMENT (CANADA) CO., LTD. PAYS FOR
CORRIENTE RESOURCES INC. SHARES, APPOINTS NEW BOARD OF DIRECTORS
AND ANNOUNCES INTENTION TO DELIST
VANCOUVER, BRITISH COLUMBIA, June 1, 2010 — CRCC-Tongguan Investment (Canada) Co., Ltd., (the "Offeror”) and Corriente Resources Inc. (“Corriente”) (TSX: CTQ) (NYSE Amex: ETQ) jointly announce that the Offeror has paid for the common shares of Corriente that were validly deposited and not withdrawn from the Offeror’s offer to purchase (the “Offer”) all of the issued and outstanding common shares of Corriente at a price of Cdn.$8.60 in cash per common share. As previously announced by the Offeror, 76,478,495 common shares of Corriente, which represent approximately 96.9% of the common shares of Corriente on a fully-diluted basis, were validly deposited under the Offer prior to the expiry of the Offer at 5:00 p.m. (Vancouver time) on May 28, 2010.
Upon payment for the common shares of Corriente deposited under the Offer, all of the directors and officers of Corriente were succeeded by nominees of the Offeror.
The Offeror intends to acquire all common shares not deposited under the Offer pursuant to the compulsory acquisition provisions of the Business Corporations Act (British Columbia). In addition, Corriente intends to apply to delist its common shares from the NYSE Amex and the Toronto Stock Exchange and to cease to be a reporting issuer in Canada and the U.S. in due course.
The Offeror is a wholly-owned direct subsidiary of CRCC-Tongguan Investment Co., Ltd. which is in turn a jointly-owned direct subsidiary of Tongling Nonferrous Metals Group Holdings Co., Ltd. and China Railway Construction Corporation Limited.
THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES.
Corriente shareholders with questions or requests for a copy of the early warning report to be filed by the Offeror in connection herewith should contact:
Georgeson Shareholder Communications Canada, Inc.,
Information Agent for the Offer,
North American Toll Free Number: 1-866-374-0472
Banks and Brokers Collect Number: 1-212-806-6859
Email: gsproxygroup@gscorp.com
Certain statements contained in this News Release constitute forward-looking statements within the meaning of the United States Private Litigation Reform Act of 1995 and applicable Canadian securities legislation. Forward-looking statements include among other things, statements regarding the proposed acquisition of all of the common shares not deposited under the Offer and the intention to delist the common shares from the stock exchanges. Forward-looking statements are statements that are not historical facts and that are subject to a variety of risks and uncertainties, which could cause actual events or results to differ materially from those reflected in the forward-looking statements, including, but not limited to, the risk that the compulsory acquisition provisions of the Business Corporations Act (British Columbia) may become unavailable. Although these forward-looking statements are based on the expectations of management as of the date of this News Release, we cannot guarantee future results, performance or achievements.